EXHIBIT NUMBER 10.43

                                                                    July 1, 1997

Mr. Robert A. Homler
13 Laurelwood Drive
Bernardsville, NJ 07924

Dear Mr. Homler:

       This letter sets forth the terms of your employment with Levitz (Levitz being defined for this purpose as Levitz Furniture Corporation or any of its subsidiaries). You agree to devote your primary working time, skill, attention and best efforts to the business of Levitz as President-Merchandise/Marketing of Levitz at Levitz's Boca Raton, Florida offices or in such other similar executive position or office as Levitz's Chief Executive Officer may designate.

       In consideration of your services as set forth above, and for other good and valuable consideration, receipt of which is hereby acknowledged, Levitz hereby agrees as follows:

       1. BASE SALARY. Your annual base salary will be $350,000 to be paid in accordance with Levitz's normal payroll procedures.

       2. PERFORMANCE BONUS. You will participate in Levitz's annual performance bonus program for officers, as that program may be amended from time to time, with a maximum annual bonus of 50% of your base salary. For the fiscal year ending March 31, 1998, you will receive a bonus of at least $70,000 from that program.

       3. SIGNING BONUS. You will receive a signing bonus of $25,000 payable within three business days after you report for work at Levitz's offices in Boca Raton, Florida.

       4. STOCK OPTION GRANT. As soon as possible after the date hereof, you will receive, subject to grant by the compensation Committee of the Board of Directors of Levitz Furniture Incorporated (LFI), options to purchase 250,000 shares of the common stock of LFI at an exercise price equal to the average of the high and low prices of such stock on the New York Stock Exchange on the date of grant and on the terms as determined by such Compensation Committee. Provided that all such options shall be exercisable in various increments starting one year from date of grant, and all such options will be fully exercisable no later than three years from date of grant.

       5. RELOCATION EXPENSES. It is understood that you will sell your home in Bernardsville, NJ. Levitz will reimburse you for the cost of reasonable real estate commissions, transfer taxes and closing costs and fees as normally paid by a home seller in that area. Levitz will also pay your household moving expenses from Bernardsville, NJ to Boca Raton, Florida in accordance with Levitz's relocation procedures for officers, which will include reimbursement for the expense of up to three house hunting trips of up to three days each and the movement of two personal cars. Levitz will also provide you an apartment in Boca Raton, Florida for a period of not more than twelve months from the date of this letter or until you sell your home in New Jersey, whichever comes first.

       6. SEVERANCE BENEFITS. Levitz shall have the right to terminate your employment at any time.

              (a) If such termination is for "gross misconduct," then such termination shall become effective immediately. Levitz shall have only those rights or obligations which may have accrued prior to such termination. You shall be entitled to all earned and unpaid salary to the date of termination as well as all other benefits which may be due you pursuant to and subject to any of Levitz's health or welfare plans in which you are a participant. "Gross misconduct" for purposes of this letter shall mean that you have been convicted of, or have pleaded NOLO CONTENDERE to, a felony, whether or not related to Levitz's business, or you were guilty of reckless or willful misconduct in performance of your duties hereunder. Levitz's right to terminate your employment shall be in addition to any other rights it may have against you.

              (b) If such termination is for any reason other than "gross misconduct," your death or disability, you shall be entitled to receive severance benefits from Levitz as set forth below:

                    (i) If such subsection (b) termination occurs within the first 12 months after the date of this letter, you will continue to receive your then annual salary for a period equal to 24 months less the number of months elapsed from the date of this letter to the date of such termination. However, any amounts paid in excess of 12 months of salary are subject to reduction by the amount of compensation received, in any form, from a successor employer.

                    (ii) If such subsection (b) termination occurs more than 12 months from the date of this letter, Levitz will continue to pay your annual salary for 12 months.

                         In the event of a subsection (b) termination, you will
also be entitled to receive your guaranteed bonus or a pro-rata earned but unpaid performance bonus and you will receive all other benefits which may be due you pursuant to and subject to the provisions of any Levitz health or welfare plan in which you are a participant.

              (c) In the event of a subsection (b) termination you may elect to receive a lump sum payment, in lieu of continuing periodic payments, equal to the present value of such periodic payments, using a 5% discount rate.

              (d) In the event of a subsection (b) termination you will be deemed to have an additional three years of age and service for the purposes of the Company's Supplemental Executive Retirement Plan ("SERP").

       7. CHANGE OF CONTROL. Within 30 days after a Change In Control (as defined in Exhibit A attached hereto) all your stock options will be exercisable regardless of the date of grant. If within twelve months after a Change In Control, (i) your employment is terminated by Levitz for other than "gross misconduct," death or disability, or (ii) you elect to terminate your employment within 90 days of the occurrence of a Good Cause Event (as defined on Exhibit A attached hereto), Levitz will (i) continue to pay your annual salary for a period of 18 months, (ii) pay you an amount equal to the average of your performance bonus awarded over the last three years or, if you have been employed by the Company for less than three years, the average of such bonus awarded during your term of employment with the Company, (iii) continue your health and welfare benefits as set forth in paragraph 6 above for such 18 month period, and (iv) you will be deemed to have an additional three years of age and service for purposes of the SERP.

          You may elect to receive a lump sum payment, in lieu of continuing periodic payments payable hereunder, equal to the present value of such periodic payments using a 5% discount rate.

          Salary benefits paid after a Change in Control are not subject to mitigation.

       8. DEATH AND DISABILITY. If your employment is terminated pursuant to your death or disability, neither your estate nor you will be entitled to any severance benefits except as may be payable pursuant to a Levitz health or welfare benefit plan in which you are a participant. For purposes of this letter, "disability" means your inability to perform the services to be rendered by you hereunder due to illness or injury and such inability continues for a period of six months in any twelve-month period.

       9. SERP AND LIFE INSURANCE. You will be a participant in the SERP according to the terms of such plan as described in Levitz Furniture Incorporated's Annual Report for the year ended March 31, 1996. While you are employed by the Company, the Company will arrange for and pay the premiums for a life insurance policy on your life in an amount no less than $300,000. Such policy will be owned by you or a trust for the benefit of your family.

       10. MISCELLANEOUS. This letter contains the entire understanding of you and Levitz regarding your employment with Levitz. The terms of this letter shall be governed by the laws of the State of Florida and may be modified except by a writing signed by both of us.

       If these terms are acceptable to you, please sign below and return one copy of this letter to me.

                                          Levitz Furniture Corporation

                                          By:  /s/  MICHAEL BOZIC
                                               ---------------------------------
                                               Michael Bozic
                                               Chief Executive Officer

Accepted and Agreed to:

/s/   ROBERT A. HOMLER
--------------------------
Date:  July 1, 1997

                                    EXHIBIT A

"Change in Control" shall mean the occurrence of any one of the following evens (as used in this definition "Company" means Levitz):

                           (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than any trustee or other fiduciary holding securities under an employee benefit plan of the Company or LFI, or any corporation owned, directly or indirectly, by the stockholders of the Company or LFI in substantially the same proportions as their ownership of stock of the Company or LFI, as the case may be (a "Person"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or LFI representing 50% or more of the combined voting power of the then outstanding securities of the Company or LFI, as the cash may be;

                           (ii) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board or the board of LFI, and any new director (other than a director designated by a Person who has entered into an agreement with the Company or LFI to effect a transaction described in clause (i), (iii) or (iv) of this paragraph) whose election by the Board or the board of LFI or nomination for election by the Company's or LFI's stockholders, as the case may be, was approved by a vote of at least two-thirds (2/3) of the directors of the Board or the board of LFI, as the case may be, then still in office who either were directors thereof at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

                           (iii) the shareholders of the Company or LFI approve a merger or consolidation of the Company or LFI with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company or LFI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or LFI, as the case may be, or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or acquisition effected to implement a recapitalization of the Company or LFI (or similar transaction) in which no Person acquires more than 50% of the then outstanding securities of the Comany or LFI, as the case may be; or

                           (iv) the shareholders of the Company or LFI approve a plan of complete liquidation of the Company or LFI or an agreement for the sale or disposition by the Company or LFI of all or substantially all of the Company's or LFI's assets.

"Good Cause Event" shall mean the occurrence of any one of the following events:

                           (i) your assignment to any duties inconsistent with your status as an executive officer of Levitz or a substantial adverse alteration in the nature of your responsibilities from those in effect immediately prior to the Change in Control;

                           (ii) a reduction by Levitz in your annual base salary as in effect immediately prior to the Change in Control;

                           (iii) the failure by Levitz to pay you any portion of your current compensation or any installment of differed compensation under any Levitz deferred compensation under any Levitz deferred compensation program in which you participate, within 15 days of the date such payment is due;

                           (iv) the failure by Levitz to provide you with compensation plans which, in the aggregate, provide you with substantially comparable compensation opportunities to those compensation opportunities for which you were eligible prior to the Change in Control; or

                           (v) the failure by Levitz to continue to provide you with benefits substantially similar to those enjoyed by you under any of Levitz's pension or welfare benefit plans in which you were a participant at the time of the Change in Control, the taking of any action by Levitz which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control.